Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE December 5, 2005	Media contact: Peter Thonis 212-395-2355 214-557-2285 (cell) peter.thonis@verizon.com

Verizon Communications Announces Restructuring of

Management Retirement Benefits

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today announced a restructuring of retirement benefits for active management employees currently covered by a defined benefit plan. These employees will retain pension benefits they have already earned, continue to be eligible to grow into their early retirement pensions, and on June 30, 2006, receive an 18-month enhancement to the value of their pension and retiree medical benefits.

In addition, the company will increase matching dollars for its Management Savings Plan (401k) for these employees as well as for MCI managers who join Verizon after the close of the planned Verizon/MCI merger.

Under the restructured benefit plans, after June 30, 2006, Verizon management employees will no longer earn pension benefits or receive any additional service credits toward the company’s subsidy of retiree medical benefits. These management employees who do not have 15 years of service, including the additional 18 months of service, will not be eligible for a company subsidy for retiree medical benefits.

Neither Verizon Wireless nor MCI management employees currently have pension or retiree medical benefits.

After an estimated pre-tax net charge of $97 million (approximately $60 million after-tax) in the fourth quarter of 2005 related to the recognition of the changes, this is expected to provide the company with pre-tax net savings, including the effect of the increase in the savings plan match, of approximately $3 billion over the next 10 years.

Verizon Chairman and CEO Ivan Seidenberg said, “These changes will provide Verizon with a more affordable benefit cost structure, which enhances our ability to compete. The changes will also provide employees a transition to a retirement plan more in line with current trends, allowing employees to have greater accountability in managing their own finances and for companies to offer greater portability through personal savings accounts.

“This restructuring reflects the realities of our changing world,” Seidenberg added. “Companies today, including many we compete with, are not adopting defined benefit pension plans or subsidized retiree medical benefits.”

These changes will not affect current retirees. Management employees hired after Jan. 1, 2006, will not earn pension benefits.

Verizon Communications Inc. (NYSE: VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 49.3 million customers nationwide, and one of the nation’s premier wireline networks, serving home, business and wholesale customers in 28 states. Based in New York, Verizon has a diverse workforce of nearly 215,000 and generates annual revenues of more than $71 billion from four business segments: Domestic Telecom, Domestic Wireless, Information Services and International. For more information, visit www.verizon.com.

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NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; a significant change in the timing of, or the imposition of any governmental conditions to, the closing of our business combination transaction with MCI, Inc.; actual and contingent liabilities in connection with the MCI transaction, if consummated; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the MCI transaction.